Exhibit 99.2


       Greatbatch, Inc. Announces Appointment of Chief Financial Officer

    Business Editors/Medical Editors/Technology Editors

    CLARENCE, N.Y.--(BUSINESS WIRE)--Aug. 8, 2005--Greatbatch, Inc. ("GB" or the "Company") (NYSE: GB) today announced that it has appointed Thomas J. Mazza to the position of Sr. Vice President, and Chief Financial Officer. Mr. Mazza will assume the role immediately and report to Edward F. Voboril, the Company's Chairman and Chief Executive Officer.
    Mr. Mazza joined Greatbatch in November 2003, as Vice President and Corporate Controller. He has been acting CFO with the Company since June 2005. Prior to joining the Company, Tom spent 25 years with Foster Wheeler where he held various positions, most recently serving as Vice President, Financial Systems. Tom is a Certified Public Accountant with a BS degree in Accounting from Villanova University and a MS in Business Management from the Stevens Institute of Technology.
    "I am very pleased to announce the promotion of Tom Mazza to the position of Chief Financial Officer. Tom brings an extensive background in all facets of senior financial management and has the vision and focus to lead our Company's financial activities going forward," stated Edward Voboril.

    About Greatbatch, Inc.

    Greatbatch, Inc. is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Additional information about the Company is available at www.greatbatch.com.



    CONTACT: Anthony W. Borowicz, 716-759-5809
             Treasurer and Director of Investor Relations tborowicz@greatbatch.com